Exhibit 4.7

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of October 21, 2014, by and among BlackLine, Inc. (f/k/a SLS Breeze Holdings, Inc.), a Delaware corporation (the “Company”), and Iconiq Strategic Partners, L.P., a Delaware limited partnership (“ISP”), Iconiq Strategic Partners-B, L.P., a Cayman Islands exempted limited partnership (“ISP-B”), and Iconiq Strategic Partners Co-Invest, L.P., BL2 Series, a series of a Delaware series limited partnership (“ISP Co-Invest”, and together with ISP and ISP-B, each an “Iconiq Party”, and collectively, the “Iconiq Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in that certain Agreement and Plan of Merger, dated as of August 9, 2013, by and among the Company, certain of its direct and indirect Subsidiaries, and BlackLine Systems, Inc., a California corporation.

WHEREAS, pursuant to the terms and conditions of this Agreement, the Iconiq Parties will contribute cash to the Company in exchange for newly issued shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”).

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. Contribution; Closing.

(a) Contribution. At the Closing, the Iconiq Parties will contribute (and/or cause their Affiliates to contribute) to the Company an aggregate of Five Million Dollars ($5,000,000) in the respective amounts set forth on Annex A, which shall be completed by the Iconiq Parties at least one (1) Business Day prior to the Closing Date. In consideration therefore, the Company will issue to the Iconiq Parties an aggregate of 1,785,714 shares of Company Common Stock, free and clear of all Liens, in the amounts set forth on Annex A. At the Closing, the Company will deliver to Iconiq the certificates representing the number of shares of Company Common Stock to be issued to such Persons pursuant to this Section 1(a).

(b) Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 3330 Hillview Avenue, Palo Alto, California, 94304, at 10 a.m. (local time) on the second (2nd) Business Day following the later of the date on which (i) the waiting period applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), shall have expired or been terminated, and (ii) the tag-along participation period set forth in the Stockholders Agreement (as defined below) applicable to the transactions contemplated by the Stock Purchase Agreement, by and among the Iconiq Parties, the Company and Silver Lake Sumeru Fund, L.P. and its Affiliates, entered into contemporaneously herewith (the “Stock Purchase Agreement”), shall have expired; provided, that the Closing shall not occur prior to the date that is twenty (20) Business Days from the date that the Tag-Along Notice is delivered pursuant to Section 5(a) of the Stockholders Agreement in connection with the transactions contemplated by the Stock Purchase Agreement; provided, further that the representations and warranties set forth in Sections 2 and 3 hereof are true and correct as of the Closing (as confirmed in writing or e-mail by the applicable party making such representations and warranties). Notwithstanding the foregoing, this Agreement may be terminated by any party following written notice to the other parties if the Closing shall not have occurred on or before December 31, 2014; provided, that the party seeking to terminate this Agreement is not then in breach of any provision of this Agreement.

2. Representations and Warranties of the Company. The Company represents and warrants to each Iconiq Party that:

(a) As of immediately following the consummation of the transactions contemplated in Section 1(a) above, the authorized capital stock of the Company shall consist of 250,000,000 shares of Company Common Stock, 201,960,714 of which shall be issued and outstanding and held by the stockholders of the Company as set forth on Annex B hereto. The Company Common Stock, when issued at Closing to the Iconiq Parties, shall be duly authorized, validly issued, fully paid and non-assessable. As of the Closing, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans.

(b) There are no statutory or contractual securityholders preemptive rights or rights of refusal or other restrictions, conditions or consent rights with respect to the issuance of the Company Common Stock hereunder. There are no proxies, voting trusts or voting agreements with respect to the voting of the Company Common Stock issued pursuant to this Agreement, except as set forth in the Stockholders Agreement, The Company has not (directly or indirectly through its agents or representatives) violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Company Common Stock hereunder do not and will not require registration under the Securities Act or any applicable state securities laws.

(c) The execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound.

(d) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate, power and authority, and has taken all action necessary, to authorize the execution and delivery of this Agreement and to carry out the transactions contemplated hereby. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

(e) Since September 3, 2013, there has not occurred any change, effect, event or occurrence materially adverse to the business, condition (financial or otherwise) or results of operations of the business conducted by the Company and its Subsidiaries.

3. Representations and Warranties of the Iconiq Parties. Each Iconiq Party represents and warrants to the Company that:

(a) The execution, delivery and performance of this Agreement by it does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which it is a party or by which it is bound.

(b) Upon the execution and delivery of this Agreement by it, this Agreement shall be the valid and binding obligation of it, enforceable in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) The Company Common Stock acquired by it will be acquired for its own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any other applicable federal, state or foreign securities laws, and such Company Common Stock will not be disposed of in contravention of the Securities Act or any applicable federal, state or foreign securities laws.

(d) It is able to bear the economic risk of its investment in the Company Common Stock for an indefinite period of time because such securities have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. It acknowledges that each share of Company Common Stock will be subject to the provisions of that certain Stockholders Agreement of the Company, dated as of September 3, 2013, by and between the Company and certain stockholders of the Company party thereto (the “Stockholders Agreement”), which will have additional restrictions on transfer.

(e) It has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Company Common Stock and has had full access to such other information concerning the Company and its Subsidiaries as it has requested.

4. Covenants.

(a) The Iconiq Parties shall (a) take all actions necessary, appropriate or advisable to file as soon as reasonably practicable, and in any event no later than five (5) Business Days after the expiration of the tag-along participation period set forth in the Stockholders Agreement, the notification and report forms required to be filed under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, (b) use their commercially reasonable efforts to prosecute such filings and respond to inquiries related thereto, (c) not extend any waiting period under the HSR Act or enter into any agreement not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto, and (d) use their commercially reasonable efforts to avoid entry of (or to have vacated or terminated) any order that would restrain, prevent or delay the Closing.

(b) Further Assurances. Each party to this Agreement will take such further action (including the execution and delivery of such further instruments and documents) as is reasonably necessary to carry out the purpose of this Agreement as any other party hereto may reasonably request, all at the sole cost and expense of such requesting party.

(c) Legends. Each certificate of each share of Company Common Stock issued under this Agreement will be imprinted with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [●], 2014, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (A “TRANSFER”) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT, DATED AS OF [●], 2014, AS AMENDED AND MODIFIED FROM TIME TO TIME. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.”

5. Miscellaneous.

(a) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, other than in connection with transfers of its securities of the Company in accordance with the Stockholders Agreement.

(b) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic PDF), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(c) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE. Each of the parties hereto (i) shall submit itself to the exclusive jurisdiction of any federal court located in the State of California or any California state court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court.

(e) Amendments and Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon a written approval, executed by the parties hereto. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

(f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

6. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

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IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date first written above.

COMPANY:

BLACKLINE, INC.

By:	/s/ Hollie Moore Haynes
Name:	Hollie Moore Haynes
Title:	President

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date first written above.

ICONIQ:

ICONIQ STRATEGIC PARTNERS, L.P., a Delaware limited partnership

By:	ICONIQ Strategic Partners GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	/s/ Kevin Foster
Name:	Kevin Foster
Title:	Authorized Signatory

ICONIQ STRATEGIC PARTNERS - B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	/s/ Kevin Foster
Name:	Kevin Foster
Title:	Authorized Signatory

ICONIQ STRATEGIC PARTNERS CO-INVEST, L.P., BL2 SERIES, a series of a Delaware series limited partnership

By:	ICONIQ Strategic Partners GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	/s/ Kevin Foster
Name:	Kevin Foster
Title:	Authorized Signatory

[Signature Page to Subscription Agreement]